Exhibit 10.17

September 27, 2010

ZS Pharma, Inc.

1120 South Freeway

Fort Worth, TX 76104

Attention:	Alvaro Guillem
Chief Executive Officer Jeffrey Keyser Chief Operating Officer

1. This agreement (the “Agreement”) confirms the engagement (the “Engagement’) of Salem Partners LLC (“Salem Partners”) on an exclusive basis as financial advisor to ZS Pharma, Inc. (the “Company”) in connection with a potential Transaction involving the Company. For purposes of the Agreement, the term “Transaction” shall mean the acquisition, directly or indirectly, by a purchaser (“Purchaser”) of any debt, equity or equity-linked securities of the Company or any of its subsidiaries or affiliates (a “Financing Transaction”). The parties acknowledge that by entering into the Agreement, the Company has not obligated itself to engage in any Transaction and the Company may accept or reject any proposed Transaction in the Company’s sole discretion.

2. In connection with the Engagement, Salem Partners shall perform the following services with respect to a potential Transaction:

(a)	review and analyze, from a financial perspective, the general business, operations, financial conditions, and prospects of the Company.

(b)	develop and review with the Company an appropriate list of potential investors.

(c)	source and contact potential investors and acquirers.

(d)	obtain indications of investor interest.

(e)	coordinate the capital raise including arranging and staging investor meetings and conference calls, solicitation of term sheets, negotiation of deal terms and letters of intent, orchestration of the due diligence process, and closing the deal.

3. The Company agrees to provide Salem Partners with such financial and other available information concerning the Company as is reasonably required for Salem Partners to render the services performed or to be performed hereunder. In providing its services hereunder, Salem Partners will not assume any responsibility to independently

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September 27, 2010

verify the accuracy or completeness of information furnished by or on behalf of the Company or by any relevant third parties but will rely on the accuracy and completeness of such information in all respects. Salem Partners will not assume responsibility to perform (or be required to retain any persons to perform) any independent valuations or appraisals of the Company’s assets. In addition, Salem Partners (i) shall be entitled to assume that any forecasts and projections supplied to Salem Partners by or on behalf of the Company or by any relevant third parties represent the best current judgments of the Company or such persons, as applicable, as to the future financial performance of the entities involved, and that such forecasts and projections have been reasonably prepared based on such current judgment of the Company or such persons, as applicable, (ii) shall not be obligated to attempt independently to verify, or undertake any obligation to verify, such forecasts and projections and (iii) shall not assume responsibility for, nor shall it express a view as to, such forecasts or projections or the assumptions on which they were based. The Company will promptly notify Salem Partners if it learns of a material inaccuracy or misstatement in, or material omission from, any information delivered by or on behalf of the Company or by any relevant third parties to Salem Partners.

4. As compensation for its services rendered pursuant to the Engagement, the Company agrees to pay Salem Partners the following non-refundable fees:

(a)	a non-refundable expense advance of $10,000, payable in cash at the execution of an engagement agreement and creditable towards the fees below;

(b)	a cash fee of 6.0% of the gross amount of any debt or equity securities of the Company (including equity-linked securities of the Company) issued by the Company after November 13, 2010 in a Financing Transaction (“Financing Fee”) plus;

(i)	warrants to purchase common equity in the Company with an initial value equal to 5.0% of the gross amount of debt or equity sold or otherwise issued in the Transaction, bearing a term of 10 years and a strike price equivalent to the price per share implied in the Transaction and having customary weighted-average antidilution provisions.

5. In addition to the fees payable under paragraph 4, whether or not a Transaction is consummated, the Company shall reimburse Salem Partners on a monthly basis for its reasonable out-of-pocket travel and other expenses (including, without limitation, lodging, word processing, graphics and communication charges, research costs, courier services and reasonable attorneys’ fees and expenses) in connection with the Engagement and the services hereunder. In addition, in the event that Salem Partners is requested to appear as a witness to any litigation or other proceedings relating to a Transaction or the Engagement or services hereunder, the Company shall pay Salem Partners a fee of U.S. $5,000 for each day or fraction of a day for each person appearing in addition to its reasonable out-of-pocket travel and other expenses (including, without limitation,

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September 27, 2010

reasonable attorneys’ fees and expenses). The provisions of this paragraph 5 shall not limit or restrict the indemnification and contribution provisions set forth in paragraph 10 hereof. The Company agrees that at the closing of the Transaction it will effect a wire transfer to Salem Partners of all fees payable to Salem Partners under the agreement that have not previously been paid, as well as all out-of-pocket travel and other expenses incurred by Salem Partners through the closing date in connection with its services rendered hereunder which have not previously been reimbursed by the Company.

6. The Company expressly acknowledges and agrees that Salem Partners has been retained solely as financial advisor to the Company and not as financial advisor to or agent of any other person. In such capacity, Salem Partners shall act as an independent contractor and the Engagement of Salem Partners by the Company is not intended to confer rights upon any persons not a party hereto (including security holders, employees, creditors or other interest or stake holders of the Company) as against Salem Partners or any subsidiary, affiliate, partner, member, stockholder, director, officer, employee, agent, representative, advisor or controlling person of Salem Partners. The advice (oral or written) rendered by Salem Partners pursuant to the Engagement is intended solely for the benefit and use of the Company (and its Board of Directors) in considering the matters to which the Engagement relates, and the Company agrees that such advice may not be relied upon by any other person, used for any other purpose, disseminated/disclosed publicly or made available to third parties, or quoted or referred to at any time, without the prior written consent of Salem Partners. The Company further expressly acknowledges that, in the ordinary course of business in its representation of certain third party clients, Salem Partners or its affiliates may at any time receive information concerning the Company, its officers, directors, employees, customers, creditors or other similar persons from such third party clients, some or all of which may be material and/or non-public, and Salem Partners shall have no obligation to disclose such information to the Company or use such information in the performance of its services hereunder.

7. The Agreement shall continue in effect until the earlier of (x) 18 months or (y) 30 days following notice of termination by either the Company or Salem Partners. The provisions of paragraphs 3 (other than the first sentence thereof), 4, 5, 6, 7, 8, 9, 10 and 11 hereof shall survive any termination of the Agreement. In addition, in the event that a Transaction is entered into within 12 months following the termination of the Agreement, with a party which held discussions with the Company during the term of the agreement, the Company shall pay Salem Partners the compensation described in paragraph 4 upon the consummation thereof.

8. Following the completion of a Transaction, Salem Partners shall be permitted, at its own expense, to place tombstone advertisements describing its services to the Company in financial and other newspapers and journals.

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September 27, 2010

9. Salem Partners agrees that any confidential information with respect to the Company which is marked as confidential and furnished by the Company to Salem Partners, (“Confidential Information”) will be treated as confidential by Salem Partners, and except as may be required by law, will not be disclosed by Salem Partners to any third party without the prior written approval of the Company. The term “Confidential Information” does not include information which (i) is or becomes generally available to the public other than as a result of an unauthorized disclosure thereof by Salem Partners pursuant to the terms hereof; (ii) was available on a non-confidential basis prior to its disclosure; or (iii) becomes available on a non-confidential basis from a third party source who is not known to be under a confidentiality obligation.

10. The Company agrees to indemnify and hold Salem Partners harmless from and against any liabilities, losses, claims, damages, fees, fines, costs, deficiencies, expenses and obligations of any nature (including, without limitation, those arising out of any action, suit, claim, arbitration, investigation, proceeding or otherwise by any party, including actions by security holders), whether known or unknown, absolute, accrued, contingent or otherwise (“Losses”) related to or arising out of Salem Partners’ Engagement or its services hereunder, or its role in connection therewith or herewith. The Company further agrees, except as otherwise specified below, to reimburse Salem Partners for all reasonable expenses (including, without limitation, reasonable attorneys’ fees and expenses) as and when they are incurred by Salem Partners in connection with investigating, preparing for or defending any action, suit, claim, arbitration, investigation, proceeding or other similar action related to or arising out of Salem Partners’ Engagement or its services hereunder, whether or not in connection with pending or threatened litigation in which Salem Partners is a party. The Company also agrees that Salem Partners shall not have any liability (whether direct or indirect, in contract or tort or otherwise) to the Company for or in connection with the Engagement or its services hereunder, except for any such liability for Losses incurred by the Company that are finally judicially determined to have resulted from the willful misconduct or gross negligence of Salem Partners. In the event that the Company shall have reimbursed expenses to Salem Partners or any other indemnified person in circumstances in which Salem Partners or such other indemnified persons would not be entitled to indemnification as provided herein, Salem Partners shall promptly repay such expenses to the Company. In the event that the foregoing indemnity is unavailable or insufficient (except by reason of willful misconduct or gross negligence of Salem Partners as provided herein), then the Company shall contribute to amounts paid or payable by Salem Partners in respect of its Losses in such proportion as appropriately reflects the relative benefits received by, and fault of, the Company and Salem Partners in connection with the matters as to which such Losses relate and taking into consideration other equitable considerations; provided, however, that in no event shall the amount to be paid or contributed by Salem Partners exceed the amount of the fee actually received by Salem Partners under the Engagement. The foregoing shall be in addition to any rights that Salem Partners or any other indemnified person may have at common law or otherwise and shall extend to and inure to the benefit of any subsidiary, affiliate, partner, director, officer, member, stockholder, employee, agent, representative, advisor or controlling person of Salem Partners. Promptly after receipt by Salem Partners or any other indemnified person of notice of any complaint or the commencement of any proceeding

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with respect to which indemnification is being sought hereunder, such indemnified person shall notify the Company of such complaint or of the commencement of such proceeding. The failure to so notify the Company will not relieve the Company from any liability which the Company may have hereunder, except to the extent that such failure materially prejudices the Company’s defense of such proceeding (and only to the extent thereof). The Company shall undertake, conduct and control, through counsel of its own choosing and at its own expense, the settlement or defense of any pending or threatened claim or proceeding related to or arising out of the Engagement or any actual or proposed Transaction or other conduct in connection therewith. Salem Partners and the other indemnified parties shall cooperate fully with the Company in defending Salem Partners in respect of any claim or damage made against any of them in respect of which it is seeking and entitled to indemnification from the Company hereunder. Notwithstanding the foregoing, Salem Partners and the other indemnified parties, as a group, shall have the right to employ separate counsel at the Company’s expense if such parties shall have been advised by counsel that a conflict of interest is likely to exist if the same counsel were to represent both the Company, on the one hand, and Salem Partners and the other indemnified parties, on the other hand; provided that in no event will the Company be responsible for the fees and expenses of more than one counsel for Salem Partners and the other indemnified parties. The Company agrees that it will not, without the prior written consent of Salem Partners (which consent shall not be unreasonably withheld) settle, compromise or consent to the entry of any judgment in any pending or threatened claim, action or proceeding or investigation in respect of which indemnification or contribution could be sought hereunder (whether or not Salem Partners or any indemnified party is a party to such claim or proceeding) unless such settlement includes a provision unconditionally releasing Salem Partners and each other indemnified party from any and all liability in respect of such claims.

11. The Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which when taken together shall be one and the same instrument. The provisions hereof shall inure to the benefit of and be binding upon the successors and assigns of the Company, Salem Partners and each indemnified party. The Agreement may not be amended or modified except in writing and shall be governed by and construed in accordance with the laws of the State of California, except with respect to conflict of laws provisions that would require the application of the laws of another jurisdiction. Any rights to trial by jury with respect to any claim or proceeding related to, or arising out of, the Agreement, the Engagement or any Transaction or conduct in connection herewith, is waived.

ZS Pharma, Inc.

September 27, 2010

Please confirm that the foregoing is in accordance with your understanding and agreement by signing where indicated below and returning to us the duplicate of the Agreement enclosed herewith, whereupon the Agreement will constitute our binding agreement with respect to the matters set forth herein.

Very truly yours,

SALEM PARTNERS LLC

By:	/s/ John Dyett
Name: John Dyett
Title: Managing Director

CONFIRMED AND AGREED:

ZS Pharma, Inc.

By:	/s/ Alvaro Guillem
Name: Alvaro Guillem
Title: Chief Executive Officer